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                                                                     EXHIBIT 3.5

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                                SARDY HOUSE, LLC

                      A COLORADO LIMITED LIABILITY COMPANY

                            LIMITED LIABILITY COMPANY

                               OPERATING AGREEMENT

                         EFFECTIVE AS OF MARCH 31, 2003

                                  AS AMENDED BY

                            AMENDMENT NOS. 1 AND 2 TO

                            LIMITED LIABILITY COMPANY

                               OPERATING AGREEMENT

                             DATED MAY 20, 2003 AND

                          JULY 15, 2003, RESPECTIVELY.

                                 COMPOSITE COPY

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                                SARDY HOUSE, LLC

                      A Colorado Limited Liability Company

                            LIMITED LIABILITY COMPANY

                               OPERATING AGREEMENT

                         Effective as of March 21, 2003

THE INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND ARE "RESTRICTED SECURITIES" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED AT ANY TIME EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY. IN ADDITION, ANY TRANSFER OF SUCH INTERESTS IS SUBJECT TO COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFER SET FORTH HEREIN.

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                                TABLE OF CONTENTS

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                                                                                          PAGE
ARTICLE 1 DEFINITIONS..................................................................     1

ARTICLE 2 ORGANIZATION AND TERM........................................................     4

      Section 2.1   Formation..........................................................     4
      Section 2.2   Term...............................................................     4
      Section 2.3   Registered Agent and Office........................................     4
      Section 2.4   Principal Place of Business........................................     4
      Section 2.5   Other Instruments..................................................     5

ARTICLE 3 PURPOSE AND POWERS OF THE COMPANY............................................     5

      Section 3.1   Purpose............................................................     5
      Section 3.2   Powers of the Company..............................................     5

ARTICLE 4 CAPITAL CONTRIBUTIONS AND UNITS..............................................     5

      Section 4.1   Initial Member, Transfer of Units and Admission of Members.........     5
      Section 4.2   Capital Contributions..............................................     5
      Section 4.3   Rights of Holders of Units.........................................     6
      Section 4.4   Preemptive Rights..................................................     6
      Section 4.5   Required Additional Capital Contributions..........................     6
      Section 4.6   Remedies...........................................................     7
      Section 4.7   Withdrawals and Interest...........................................     7
      Section 4.8   Legend.............................................................     7

ARTICLE 5 ADVISORY COMMITTEE...........................................................     8

      Section 5.1   Purpose of Advisory Committee......................................     8
      Section 5.2   Election and Removal of Advisory Committee Members.................     9
      Section 5.3   Meetings of the Advisory Committee.................................     9
      Section 5.4   Notice of Advisory Committee Meeting...............................     9
      Section 5.5   Quorum, Manner of Acting, Etc......................................    10

ARTICLE 6 MANAGERS AND OFFICERS........................................................    10

      Section 6.1   Election and Removal of Managers...................................    10
      Section 6.2   Action by Managers.................................................    11
      Section 6.3   Reliance on Third Parties..........................................    11
      Section 6.4   Signature of Manager...............................................    11
      Section 6.5   Special Powers and Duties of Manager Relating to the Residences....    11
      Section 6.6   General Duties of the Manager......................................    12
      Section 6.7   Conflicts of Interest - Limitation of Liability....................    13
      Section 6.8   Salaries...........................................................    13
      Section 6.9   Resignation of Manager.............................................    14
      Section 6.10  Reimbursements.....................................................    14
      Section 6.11  Indemnification....................................................    14
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
      Section 6.12  Officers...........................................................    14
      Section 6.13  Officers and Managers are Fiduciaries..............................    15

ARTICLE 7 MEMBERS, MEETINGS AND VOTING.................................................    15

      Section 7.1   Meetings of Members................................................    15
      Section 7.2   Notice of Meetings.................................................    16
      Section 7.3   Attendance at Meeting..............................................    16
      Section 7.4   Waiver of Notice...................................................    16
      Section 7.5   Quorum.............................................................    16
      Section 7.6   Proxies and Attendance.............................................    16
      Section 7.7   Informal Action by Members.........................................    16
      Section 7.8   Powers of Members..................................................    17
      Section 7.9   Other Business Pursuits of Member..................................    17
      Section 7.10  Transactions Between a Member and the Company......................    17
      Section 7.11  Limitation of Liability of Members and Manager.....................    18

ARTICLE 8 EXCLUSIVE USE OF THE RESIDENCES..............................................    18

      Section 8.1   Exclusive Use of the Residences....................................    18
      Section 8.2   General Selection Procedure........................................    18
      Section 8.3   Priority Confirmation of Exclusive Weeks...........................    19
      Section 8.4   Leasing of Residences..............................................    19
      Section 8.5   Internal Trades and External Exchanges.............................    19
      Section 8.6   No Carry Forward of Use Rights.....................................    20
      Section 8.7   Reservation Rules or Procedures....................................    20
      Section 8.8   Member Folios......................................................    21
      Section 8.9   Special Remedies...................................................    21
      Section 8.10  Use of Other Company Property......................................    21

ARTICLE 9 CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS..............................    22

      Section 9.1   Maintenance of Capital Accounts....................................    22
      Section 9.2   Amount of Distributions............................................    23
      Section 9.3   Income Allocation for Tax Purposes.................................    23
      Section 9.4   Timing of Allocations and Distributions............................    23
      Section 9.5   Distribution in Kind...............................................    24
      Section 9.6   Limitations on Distribution........................................    24

ARTICLE 10 FISCAL YEAR, BOOKS AND RECORDS..............................................    24

      Section 10.1  Inspection.........................................................    24
      Section 10.2  Fiscal Year........................................................    24
      Section 10.3  Accounting.........................................................    24
      Section 10.4  Reports............................................................    24

ARTICLE 11 TAX MATTERS.................................................................    25

      Section 11.1  Tax Matters Manager................................................    25
      Section 11.2  Basis Adjustment on Transfers of Units.............................    25
      Section 11.3  Company Tax Elections..............................................    25
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
ARTICLE 12 TRANSFERS...................................................................    25

      Section 12.1  General............................................................    25
      Section 12.2  Requirements for Voluntary Transfer................................    26
      Section 12.3  Involuntary Transfers..............................................    26
      Section 12.4  Effect of Transfer.................................................    26
      Section 12.5  Right of First Refusal to Purchase Units to be Voluntarily
                    Transferred........................................................    27
      Section 12.6  Option to Purchase Units Involuntarily Transferred.................    27
      Section 12.7  Consent for Substitution and Admission of Members..................    28
      Section 12.8  Involuntary Purchase...............................................    28

ARTICLE 13 DISSOLUTION AND WIND-UP.....................................................    29

      Section 13.1  Cessation of Business Operations...................................    29
      Section 13.2  Settlement and Distribution........................................    29
      Section 13.3  Termination........................................................    29
      Section 13.4  Claims of the Members..............................................    29

ARTICLE 14 AMENDMENTS..................................................................    30

      Section 14.1  Proposal of Amendments.............................................    30
      Section 14.2  Amendments by Members..............................................    30
      Section 14.3  Amendments by Manager..............................................    30

ARTICLE 15 NOTICES.....................................................................    30

ARTICLE 16 GOVERNING LAW AND INTERPRETATION............................................    31

      Section 16.1  Governing Law......................................................    31
      Section 16.2  Severability.......................................................    31
      Section 16.3  Headings...........................................................    31
      Section 16.4  Plurals and Pronouns...............................................    31
      Section 16.5  Time...............................................................    31

ARTICLE 17 MISCELLANEOUS...............................................................    31

      Section 17.1  No Third Party Beneficiaries.......................................    31
      Section 17.2  Entire Agreement...................................................    31
      Section 17.3  Counterpart Execution..............................................    32

EXHIBIT A  ROTATIONAL SELECTION SYSTEM                                                    A-1
EXHIBIT B  REGULATORY ALLOCATIONS                                                         B-1
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                               OPERATING AGREEMENT
                                       OF
                                SARDY HOUSE, LLC

         This Operating Agreement of Sardy House, LLC, a limited liability company organized pursuant to the Colorado Limited Liability Company Act, is made and entered into as of the 21st day of March, 2003, by North and South Aspen, LLC and the persons who have executed this Operating Agreement or counterpart signature pages as Members.

                                    ARTICLE 1

                                   DEFINITIONS

         "Act" means the Colorado Limited Liability Company Act and all amendments thereto.

         "Advisory Committee" means a committee composed of a minimum of three and a maximum of seven individuals, the first three appointments to which shall be made by the Initial Member. Subsequently, members of the Advisory Committee shall be elected by Members. The Advisory Committee shall have the powers set forth herein. Members of the Advisory Committee shall be Members or Member's Designees.

         "Approval of the Advisory Committee" or "Majority Vote of the Advisory Committee" means the affirmative vote of a majority of the Members of the Advisory Committee. References to other percentage votes of the Advisory Committee (such as a Two-Thirds Vote of the Advisory Committee) shall mean the affirmative vote of such percentage or more of the Members of the Advisory Committee.

         "Articles of Organization" of the Company means the Articles or Organization filed with the Secretary of State, State of Colorado, pursuant to Colorado Revised Statutes to form the Company, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

         "Capital Account" means the account maintained for each Member pursuant to Section 8.1.

         "Capital Account Regulations" means the federal income tax regulations pursuant to Code Section 704(b) and in particular those found at Reg. Section 1.704-1(b)(2)(iv).

         "Capital Contribution" or "Contribution" means, after the contribution of the Company Property by the Initial Member, the amount of investment by a Member in the Company which consists of cash. Capital Contributions shall otherwise be determined in accordance with the Capital Account Regulations.

         "Carriage House Inn" means the eight-room lodging facility, excluding the Carriage House Residence, located on the real property apart from the Main Residence.

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         "Code" means the Internal Revenue Code of 1986.

         "Committee Member" means a Member of the Advisory Committee.

         "Company" means Sardy House, LLC.

         "Exclusive Week" means a period of seven consecutive days during which a Member has exclusive possession, occupancy and right to use a Residence pursuant to Article 8.

         "Income" and "Loss" means an amount equal to the Company's taxable income or loss, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                  (i) Any income that is exempt from federal income tax and not otherwise taken into account in computing Income or Loss shall be added to such taxable income or loss;

                  (ii) Any expenditures described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Income or Loss pursuant to this Section shall be subtracted from such taxable income or loss;

Income and Loss shall otherwise be determined in accordance with the Federal regulations governing adjustments to Capital Accounts.

         "Initial Member" means North and South Aspen, LLC.

         "Majority Vote of the Units" means affirmative vote of the holders of more than fifty percent of the Units. References to other percentage votes of the Units (such as a Two-Thirds Vote of the Units) shall mean the affirmative vote of the holders of such percentage or more of the Units.

         "Manager" or "Managers" means the persons or entities to whom is delegated all or part of the management duties of the Company's business as provided in Article 6. Until changed as provided in Article 6, the Manager is Block 66, LLC, a Colorado limited liability company currently owned by Frank S. Peters and Daniel D. Delano.

         "Member" or "Members" means each of the parties who have executed this Operating Agreement and each of the parties who may thereafter become Members as provided herein. References to a Member shall include, where appropriate, the transferee of a Member's Unit even if such transferee has not become a Member, except that a transferee of a Member shall have only the economic rights attributable to the transferred Unit (the right to receive distributions and to be allocated Income and Loss) and shall have no other rights of a Member unless and until the transferee has been admitted as a Member as provided herein.

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         "Member's Designee" means, with respect to Units that are not owned by one sole natural individual, the one natural individual who is fully authorized to act on behalf of the Member, has the rights to use the Residences and enjoy the benefits of membership provided to a Member in accordance with this Agreement, and is (a) designated by co-owners of a Unit, such as joint tenants, tenants in common or other co-ownership arrangements; or (b) designated by the corporate, partnership, trust, or other entity owner of a Unit. The initial Member's Designee shall be designated upon admission of the Member. There shall be only one Member's Designee at a time. The current Member's Designee may be changed upon notice to the Manager, to be effective 10 days after notice is given.

         "Operating Agreement" means this Operating Agreement of the Company, as originally executed and as amended, modified, supplemented or restated from time to time.

         "Permitted Transferee" means (a) a trust solely for the benefit of the Member during the Member's life, (b) a corporation, partnership or limited liability company or other entity in which the transferring Member holds a controlling interest or (c) the spouse or lineal descendant of the Member or the lineal descendant of either of the Member's parents; provided, that in each case the transferee (or the shareholders, partners or members of a corporate, partnership or limited liability company transferee) agrees in a writing filed with the Manager that such transferee will make further transfers of its Unit only in compliance with the provisions of this Agreement.

         "Person" means any individual, partnership, limited liability company, joint venture, corporation, association, joint-stock company, any unincorporated organization, a trust, any other entity, or a governmental entity or political subdivision thereof.

         "Property" or "Company Property" means all real, personal and mixed properties, cash, assets, interests and rights of any type owned by the Company, including without limitation, the Residences. All assets acquired with Company funds or in exchange for Company Property shall be Company Property.

         "Residence" means either and both (a) the Main Residence, and (b) the Carriage House Residence. The "Main Residence" is the original Jack Atkinson home, as renovated since 1892, which includes seven bedrooms, each with private baths, formal and informal living and dining spaces, an open "family" kitchen, the library, an executive office suite, a media room, and an exercise room. The "Carriage House Residence" means the two-level suite in the Carriage House Inn, which is a separate structure from the Main Residence. The Carriage House Residence includes a first floor private entrance into a living room, dining room and kitchen with spiral stairs leading to a second floor single bedroom and bath.

         "Residence Calendar" means the calendar prepared annually by the Manger and circulated to the Members in late fall, which describes the Exclusive Weeks available for selection and confirms the selection priority of the Members. The 50 Exclusive Weeks in each Residence Calendar will generally run between May 1 to May 1 as adjusted to commence at the beginning of an Exclusive Week and end after the expected winter closing date for the Aspen Mountain ski season. The Manager shall set aside two weeks (or three weeks in certain years) each calendar year for maintenance, repairs and other improvements to the Property.

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         "Unaccompanied Guest" means a guest invited by a Member to stay at a
Residence during the Exclusive Week(s) reserved to such Member while the inviting Member is not in residence. The inviting Member is responsible for any losses, expenses, fees or damages caused or incurred on behalf of his or her Unaccompanied Guest.

         "Unit" means an interest in the Company as described in Article 4.

                                    ARTICLE 2

                              ORGANIZATION AND TERM

         Section 2.1 Formation. The Members formed the Company under the Act by filing with the office of the Secretary of State, State of Colorado, the Articles of Organization of the Company.

         Section 2.2 Term. The term of the Company shall commence on the date of filing the Articles of Organization with the Colorado Secretary of State and shall continue until dissolution of the Company by a Two-Thirds Vote of the Units or termination or cessation of substantially all of the Company's activities or sale of substantially all of the Company Property.

         Section 2.3 Registered Agent and Office. Until changed, the Company's registered agent and office in Colorado shall be Block 66, LLC, 200 South Aspen Street, Aspen, Colorado 81611.

         Section 2.4 Principal Place of Business. The principal place of business of the Company shall be at 128 East Main Street, Aspen, Colorado 81611. At any time, the Company may change the location of its principal place of business and may establish additional offices. The following items shall at all times be maintained at the Company's principal office:

                  (i) a current list of the full name and last known business, residence, or mailing address of each Member and Manager, both past and present and their Capital Contributions;

                  (ii) a copy of the Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

                  (iii) copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years;

                  (iv) copies of any currently effective written Operating Agreements and copies of any writings permitted or required under the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member's Capital Contribution; and

                  (v)      minutes of every meeting.

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Such records are subject to inspection and copying upon reasonable advance notice and at the expense of any Member during ordinary business hours.

         Section 2.5 Other Instruments. Each Member hereby agrees to execute and deliver to the Company within five days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Company deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Operating Agreement.

                                    ARTICLE 3

                        PURPOSE AND POWERS OF THE COMPANY

         Section 3.1 Purpose. The purpose of the Company's business is to acquire, own, operate and develop the Residences for the use and benefit of the Members, to market, lease and operate the Residences, the Carriage House Inn and related Company Property for use by the general public, to carry any business or activity contemplated in this Agreement, and to do all things necessary, incidental or advisable thereto.

         Section 3.2 Powers of the Company. In furtherance of the purposes of the Company, the Company shall have the power and authority to take all actions necessary, useful or appropriate to accomplish its purpose.

                                   ARTICLE 4

                         CAPITAL CONTRIBUTIONS AND UNITS

         Section 4.1 Initial Member, Transfer of Units and Admission of Members.

                  (i) Initial Member has conveyed the Company Property to the Company in exchange for all 25 Units. It is anticipated that there will be at most 25 Members of the Company, other than Initial Member, each holding one Unit.

                  (ii) Notwithstanding anything herein to the contrary, Initial Member may sell the Units it holds to subsequent purchasers and such purchasers, upon executing a counterpart signature page to this Agreement, shall become Members. Such sale by Initial Member may occur without compliance with any of the provisions of Article 12 dealing with transfers of Units except that Initial Member and the transferee shall file with the Company a duly executed and written instrument of transfer approved by the Manager and Initial Member and transferee shall execute, acknowledge and deliver such additional instruments as the Manager deem necessary or desirable.

         Section 4.2 Capital Contributions. The Capital Contribution of each Member is set forth on such Member's signature page. All cash Capital Contributions shall be made in collected funds by cashier's check, certified check or wire transfer. The number of Units held by

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each Member shall be one unless a different number of Units is set forth on such
Member's signature page.

         Section 4.3 Rights of Holders of Units. A Member's interest in the Company shall be represented by the "Unit" or "Units" held by such Member. Units are indivisible and no Member may transfer or convey an interest in less than a whole Unit. Each Unit shall entitle the Member possessing such Unit (or the Member's Designee, as the case may be) to:

                  (i) one vote on matters on which the Members may vote under the Articles of Organization, this Operating Agreement and the Act;

                  (ii) a share of the Company's income, gains, losses, deductions, credits and distributions which is equal to the percentage obtained by dividing one by the total number of Units;

                  (iii) The net proceeds available for distribution to the Member attributable to the leasing of a Residence during the Member's confirmed Exclusive Week after deduction for the expenses of such rental activity which may include leasing commissions, management fees and a proportionate share of other expenses such as general operating expenses for the Residences; and

                  (iv) certain rights to use the Residences and other Company Property as described in Article 8.

The interest in the Company represented by Units is personal property and shall not be deemed realty or any interest in the Company's real or personal property or assets of any kind.

         Section 4.4 Preemptive Rights. No Member shall have a preemptive right to acquire any Units or other interest in the Company.

         Section 4.5 Required Additional Capital Contributions. The Members shall contribute to the Company, in proportion to the number of Units they hold, such additional Capital Contributions which may be required to defray, in whole or in part, expenses of any construction, reconstruction, structural repair or replacement of Company Property, as approved by the Members by Two-Thirds Vote of the Units, and to acquire any Units or other property that the Company has determined to acquire from a Member or a Member's transferee as provided herein. The Members shall also contribute, in proportion to the number of Units they hold, an assessment to make up any projected or actual operating deficit and to provide reserves for repair or replacement of any Company Property ("Operating Contributions"). An annual Operating Contribution shall be based upon the operations budget annually prepared by the Manager and delivered to the Members. Operating Contributions may also be requested in a month where the Company's revenues or receipts are insufficient to cover operating expenses. Members shall make such additional Contributions in accordance with notice given to them by the Manager, but Members shall have not fewer than 15 days following the date notice was given to make such Contributions. Nothing contained herein shall be construed to grant to any creditor of the Company any right to require Members to make additional Capital Contributions. Nothing contained herein shall preclude the Members from obtaining such funds from a third party lender upon a Majority Vote of the Units.

         Section 4.6 Remedies. Upon the failure of a Member (the "Defaulting Member") to make when due any additional Capital Contribution required hereunder, any of the other Members (the "Lending Members") may, but shall not be required, to make the additional Capital Contribution of the Defaulting Member which shall be deemed and treated as a loan by the Lending Members to the Defaulting Member. Such loan shall be a demand loan ("Demand Loan") and shall bear interest at 18% per year compounded annually. The Defaulting Member hereby grants to the Lending Members a security interest ("Security Interest") in the Defaulting Member's Units and hereby grants to the Lending Members a power of attorney to perfect the Security Interest, including execution, delivery and filing of a Uniform Commercial Code financing statement and such other documents and instruments as shall be necessary. Such power of attorney shall be deemed coupled with an interest in the Defaulting Member's Units and shall be irrevocable. So long as such Demand Loan has not been repaid in full, the Defaulting Member shall not be entitled to (a) exclusive use of the Residences as provided in Article 8, (b) enjoy any of the benefits or privileges of membership, or (c) vote his Units on any Company matter and such Units shall be considered non-voting Units for all purposes including determining whether a meeting of the Members constitutes a quorum. Furthermore, so long as such Demand Loan remains unpaid, any distributions which would otherwise be made to the Defaulting Member shall be made to the Lending Members toward payment of the Demand Loan and such distributions shall be applied first to accrued interest on the Demand Loan and then to principal. This distribution provision shall apply to all distributions including, but not limited to, distributions of cash flow from operations of any Company Property and distributions attributable to a the leasing or operation of the Residences during Defaulting Member's right to use the Residences as provided in Article 8. Finally, in the event of any default, a Lending Member or the Company may assert the remedy set forth above or in addition thereto, any remedy under the UCC or other Colorado Law as now or hereafter existing or at law or in equity.

         Section 4.7 Withdrawals and Interest. No Member shall have the right to:

                  (i)      withdraw his Capital Contribution;

                  (ii) receive any return or interest on any portion of its Capital Contribution except as otherwise provided herein; or

                  (iii) withdraw or resign from the Company except by transfer of its Unit to another party in accordance with Article 12.

         Section 4.8 Legend.

                  (i) In the event that certificates representing Units in the Company are issued, such certificates shall bear, in addition to any other legend or legends required by applicable securities laws, a legend in substantially the following form:

                  THE UNIT REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS SPECIFIED IN

                  A LIMITED LIABILITY COMPANY OPERATING AGREEMENT, AS AMENDED, GOVERNING THE COMPANY BY AND AMONG THE MEMBERS THERETO. SUCH TERMS AND CONDITIONS INCLUDE PROVISIONS FOR ASSESSMENTS OF REQUIRED CAPITAL CONTRIBUTIONS FROM THE HOLDER OF THE UNIT REPRESENTED HEREBY AND PROVISIONS TO WHICH THE TRANSFER OF THE UNIT REPRESENTED HEREBY IS SUBJECT. A COPY OF SUCH LIMITED LIABILITY COMPANY OPERATING AGREEMENT IS AVAILABLE AT THE COMPANY'S PRINCIPAL OFFICE.

                  (ii) In the event that certificates representing Units in the Company which constitute "restricted securities" under applicable securities laws are issued, such certificates shall bear, in addition to the legend set forth in subsection (i) above, a legend in substantially the following form:

                  THE UNIT REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND IS A "RESTRICTED SECURITY" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. SUCH UNIT IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND SALE AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

                                    ARTICLE 5

                               ADVISORY COMMITTEE

         Section 5.1 Purpose of Advisory Committee. The purpose of the Advisory Committee is to provide guidance, direction and advice to the Manager. In particular, the Advisory Committee shall maintain and update as needed a strategic plan for the Company. The business plan shall include such provisions as the Advisory Committee shall determine for the benefit and well-being of the Company including, but not limited to, Member services, Residence amenities, improvements and furnishings, community relations, Residence leasing and other Company Property revenues, and a marketing plan. The Advisory Committee shall also review, comment on and approve the operations budget proposed by the Manager. An affirmative Two-Thirds

Vote of the Advisory Committee shall be required to approve an operations budget. In the event a proposed budget is not approved, the budget last ratified by the Members continues until such time as the Members ratify a subsequent operations budget approved by the Advisory Committee. The Advisory Committee shall have such other powers as are provided in this Agreement. In addition, the Advisory Committee may retain such professional accountants and advisors, at the Company's expense, as it may reasonably require to carry out its functions.

         Section 5.2 Election and Removal of Advisory Committee Members.

                  (i) The Advisory Committee shall have three Committee Members. The initial three Committee Members shall be appointed by the Initial Member. Thereafter Committee Members shall be elected by the Members. In the election of Committee Members, each Member shall have as many votes as there are Committee Members to be elected multiplied by such Member's number of Units. At each election of the Committee Members, that number of candidates equaling the number of Committee Members to be elected having the highest number of votes cast in favor of their election shall be elected as Committee Members. Cumulative voting shall not be allowed. By Two-Thirds Vote of the Units, the number of Committee Members may be increased (but not increased to more than seven) or decreased (but not decreased below three).

                  (ii) A Committee Member shall hold office for a term not to exceed three years until the Committee Member resigns or is removed.

                  (iii) A Committee Member may be removed at any time and for any reason, with or without cause, by a Majority Vote of the Units.

         Section 5.3 Meetings of the Advisory Committee. Meetings of the Advisory Committee shall be held at least annually at a convenient place and time determined by the Manager. Special meetings of the Advisory Committee, for any purpose, may be called by any Manager, and shall be called by the Manager at the request of any two Committee Members in the manner provided in Section 5.4. The person or persons authorized to call meetings may fix any place, either within or outside Colorado, as the place for holding any special meeting of the Advisory Committee called by them. The Manager shall be given notice of every Advisory Committee meeting and shall have the right to attend any such meeting and participate in discussions but the Manager shall not vote at any meeting of the Advisory Committee.

         Section 5.4 Notice of Advisory Committee Meeting. Notice of any meeting of the Advisory Committee shall be given at least 10 but not more than 30 days prior thereto by written notice to the Manager and each Committee Member at his business address, in any manner described in Article 15. Notwithstanding the foregoing, if more immediate action is required to preserve the Residences or Company Property or its business or deal with a situation where time is of the essence, notice of a meeting of the Advisory Committee meeting may be given on two days notice if the notice specifies with particularity the nature of the circumstances leading to the meeting. Any Committee Member may waive notice of any meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Committee Members need be specified in the notice or waiver of notice of such meeting.

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         Section 5.5 Quorum, Manner of Acting, Etc. A majority of the number of
Committee Members shall constitute a quorum for the transaction of business at any meeting of the Committee Members, but if less than such majority is present at a meeting, a majority of the Committee Members present may adjourn the meeting from time to time without further notice. The act of the majority of the Committee Members present at a meeting at which a quorum is present shall be the act of the Committee Members. The Advisory Committee may also act by written consent (or counterparts thereof) signed by that number of Committee Members required to take action provided that notice of the proposed action is given to the Manager at least 10 days prior to the effective date of the action. The Committee Members may meet and be deemed to be present by means of telephonic conference or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. By resolution of the Committee Members and if provided for in an approved and ratified budget, any Committee Member may be paid any one or more of the following: his expenses, if any, for attendance at meetings; a fixed sum for attendance at each meeting; a stated salary as Committee Member; or such other compensation as the Committee Member and the remaining Committee Members may reasonably agree upon. No such payment shall preclude any Committee Member from serving the Company in any other capacity and receiving compensation therefor.

                                    ARTICLE 6

                              MANAGERS AND OFFICERS

         Section 6.1 Election and Removal of Managers.

                  (i) The management of the Company's business shall be vested in the Manager initially named herein and subsequently elected by the Members by Majority Vote of the Units. Until changed by the Members as provided below, the number of Managers shall be one. In the election of Managers, each Member shall have as many votes as there are Managers to be elected multiplied by such Member's number of Units. At each election of Managers, that number of candidates equaling the number of Managers to be elected having the highest number of votes cast in favor of their election shall be elected as Managers. Cumulative voting shall not be allowed. By Two-Thirds Vote of the Units, the number of Managers may be increased or decreased (but not decreased below one). The person designated in Article 1 under the definition of "Manager" shall be the Manager until a successor shall have been duly elected and qualified. Upon election, the Company and the Manager shall enter into a mutually-acceptable management agreement (as amended from time to time, the "Management Agreement") and any Committee Member shall be authorized and empowered to execute the Management Agreement, and any amendments thereto, on behalf of the Company.

                  (ii) A Manager shall hold office for an indefinite term until the Manager resigns or is removed and until a successor has been elected and qualified. The Management Agreement shall automatically terminate upon resignation or removal of the Manager.

                  (iii) A Manager may be removed with cause by Majority Vote of the Units and may be removed without cause to the extent provided in the Management Agreement. No person shall be considered qualified for the office of Manager if he has materially breached his fiduciary and agency duty to the Company, failed to diligently and properly carry out his duties and obligations hereunder or been convicted of a serious crime that calls into question his ability to act as Manager. Any Member may bring an appropriate legal action to remove a Manager who is not qualified. If the Manager is removed, the Member who brought the action shall be entitled to recover costs and reasonable legal fees from the removed Manager or if such amounts cannot be collected, from the Company. If the Manager prevails in such action, he shall be entitled to be indemnified by the Company for costs and reasonable legal fees. If the action to remove a Manager is determined to be frivolous or brought in bad faith, the Company may recover from the Member the cost of defending such action, including reasonable legal fees.

         Section 6.2 Action by Managers. References to Manager in the singular shall include the plural where appropriate. Whenever action or a decision of the Manager is called for, the concurrence of a majority of the Managers shall be required if there are more than two Managers acting. If there are two Managers, the concurrence of both shall be required. If there are an even number of Managers and they are deadlocked over an action or decision, the determination shall be made by a Majority Vote of the Advisory Committee.

         Section 6.3 Reliance on Third Parties. In performing its duties, the Manager shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless it has knowledge concerning the matter in question that would cause such reliance to be unwarranted:

                  (i) one or more employees or other agents of the Company whom the Manager reasonably believes to be reliable and competent in the matters presented; and

                  (ii) any attorney, public accountant, or other person as to matters which the Manager reasonably believes to be within such person's professional or expert competence.

         Section 6.4 Signature of Manager. The Manager is an agent of the Company for the purpose of its business, and the signature of a Manager, including the execution in the Company name of any instrument for apparently carrying on in the usual way the business of the Company, binds the Company, unless such act is in contravention of the Articles of Organization or this Operating Agreement or unless the Manager otherwise lacks the authority to act for the Company and the person with whom it is dealing has knowledge of the fact that it has no such authority.

         Section 6.5 Special Powers and Duties of Manager Relating to the Residences. In addition to any other powers vested in the Manager, the Manager shall have the following powers and duties:

                  (i) The Manager shall endeavor to implement the business plan prepared by the Advisory Committee and to carry out all actions necessary or advisable in connection therewith.

                  (ii) The Manager shall endeavor to procure and obtain all permits, licenses, approvals, authorizations and consents from any governmental authorities, whether federal, state or local or behalf of the Company in connection with the operation, occupancy and use of the Residences.

                  (iii) The Manager shall cause to be prepared an operations budget, on or before November 30 of each year, which shall include the Manager's estimate of the total operating costs and revenues for the Residences for the next fiscal year of the Company. Such budget shall also include an estimate of the rates and fees to be charged for use of the Residences and shall include descriptions of significant contracts and contracts with affiliates, if any. The Manager shall promptly deliver such operating budget to the Advisory Committee for review, comment and approval. Material modifications or amendments to such budget and related information shall be delivered periodically to the Advisory Committee.

                  (iv) The Manager shall cause to be prepared and delivered at least annually to the Advisory Committee management reports relating to the Residences including, but not limited to, cash flow analyses, capital expenditures budgets, occupancy and use reports, operating expense reports and such other items as may be necessary or desirable in connection with the management of the Residences or as the Advisory Committee may reasonably request.

         Section 6.6 General Duties of the Manager. Subject to the rights and powers vested in the Members by law and to such limitations and restrictions as are set forth herein and in the Articles of Organization and subject to the decisions, direction and control of the Advisory Committee, the Manager shall have the power for and on behalf of the Company to exercise all the following powers:

                  (i) make all decisions with respect to the day-to-day operation of the Company's business and Property;

                  (ii) deal with or through any Member or affiliate of a Member, and to employ or engage persons (including without limitation, Members and affiliates of Members) to assist in the business of the Company;

                  (iii) pay all expenses and costs incurred by the Company in the ordinary course of business;

                  (iv) maintain the books and records for the Company as herein provided;

                  (v) maintain in force at all times for the protection of the Members, the Managers or the Committee Members such insurance as the Manager believes warranted for the operations or activities being conducted;

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

                  (vi) maintain bank accounts as provided herein and execute checks, drafts, and orders for the payment of Company funds in accordance with any Company budget;

                  (vii) institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company and to engage counsel or others in connection therewith;

                  (viii) select and employ certified public accountants, legal counsel and other professionals and consultants for the Company and to pay such compensation as the Manager may determine in its sole discretion; and

                  (ix) take such other actions as shall be reasonably necessary or desirable in order to further the purposes of the Company to the extent such other actions are not prohibited by law or otherwise restricted herein.

         Unless authorized to do so by this Operating Agreement, by the Management Agreement, or by the Members, no Member, agent, or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.

         Section 6.7 Conflicts of Interest - Limitation of Liability.

                  (i) The Manager may engage in other business activities and shall be obliged to devote only as much of its time to the Company's business as shall be reasonably required in light of the Company's business and objectives. The Manager shall perform his duties as a Manager in good faith, in a manner it reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person or entity who so performs its duties shall not have any liability by reason of being or having been a Manager of the Company except for acts or omissions constituting willful misconduct or gross negligence.

                  (ii) No Manager shall be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character which, if presented to the Company, could be taken by the Company and the Manager shall have the right to take for its own account, for the account of other business entities of which it is an owner, or to recommend to others any such particular investment opportunity. The Manager does not in any way guarantee the return of any Member's Capital Contribution or a profit for the Members from the Company's business. Neither the Company nor any of the Members shall have any rights by virtue of the Articles of Organization, this Operating Agreement or any applicable law in or to the other business ventures of the Manager or to the income, gains, losses, deductions and credits derived therefrom by the Manager.

         Section 6.8 Salaries. The Manager shall be paid reasonable compensation for services actually performed as set forth in the Management Agreement.

         Section 6.9 Resignation of Manager. A Manager may resign from the position as a Manager at any time upon giving notice to the Members. Such resignation shall become effective as set forth in such notice.

         Section 6.10 Reimbursements. The Company shall reimburse the Manager for all reasonable and proper expenses incurred and paid by it in the organization of the Company and in the conduct of the Company's business.

         Section 6.11 Indemnification.

                  (i) The Company, its receiver or its trustee (in the case of a receiver or trustee, to the extent of Company Property) shall indemnify, save harmless, and pay all judgments and claims against any Committee Member or Manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Committee Member or Manager in connection with the business of the Company, including attorneys' fees incurred by such Committee Member or Manager in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act of 1933, as amended) as permitted by law.

                  (ii) In the event of any action by a Member against any Committee Member or Manager, including a Company derivative suit, the Company, its receiver or its trustee (in the case of a receiver or a trustee, to the extent of Company Property) shall indemnify, save harmless, and pay all expenses of such Committee Member or Manager, including attorneys' fees, incurred in the defense of such action, if such Committee Member or Manager is successful in such action.

                  (iii) The Company, its receiver or its trustee (in the case of a receiver or a trustee, to the extent of Company Property) shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any Committee Member or Manager who for the benefit of the Company makes any deposits, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company and who suffers any financial loss as the result of such action.

                  (iv) Notwithstanding the foregoing, no Committee Member or Manager shall be indemnified from any liability in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Any indemnification provided under this Section shall be paid out of and limited to the assets of the Company.

         Section 6.12 Officers.

                  (i) The Manager may designate one or more persons to be officers of the Company. No officer need be a resident of the State of Colorado, a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Manager may, from time to time, delegate to them. The Manager may assign titles to particular officers. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under Colorado law, the assignment of such title shall constitute the delegation to such officer of the authority and duties that normally are associated with that office, subject to any specific delegation of authority and duties made to such officer by the Manager and subject to all standards of care and restrictions applicable to the members and the Manager hereunder. Each officer shall hold office until his successor shall be duly designated and shall qualify, until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. So long as individuals who are principals of the Manager are designated as officers of the Company, such individuals shall receive no additional salary or compensation for their service as officers. Any other compensation to officers designated under any other circumstances shall be fixed as a specific item of the Company's operations budget to be approved by the Advisory Committee and ratified by the Members in accordance with this Operating Agreement.

                  (ii) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time specified, at the time of its receipt by the Manager. The acceptance of resignation shall not be necessary to make it effective, unless expressly provided in the resignation. Any officer may be removed as such, either with or without cause, by the Manager whenever in his judgment the best interests of the Company will be served thereby; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any vacancy occurring in any office of the Company (other than the Manager) may be filled by the Manager.

         Section 6.13 Officers and Managers are Fiduciaries. The Manager and officers shall at all times act in a manner they reasonably believe to be in the best interests of the Company and its Members. The Manager and officers shall bear a fiduciary duty to the Company and its Members and it shall at all times act in accordance with such duty when carrying out their responsibilities under this Agreement.

                                    ARTICLE 7

                          MEMBERS, MEETINGS AND VOTING

         Section 7.1 Meetings of Members. One regular meeting shall be called annually by the Manager to ratify the operations budget approved by the Advisory Committee. Unless at that meeting the Members reject the operations budget, by a Majority Vote of the Units, the operations budget is ratified, whether or not a quorum is present at the meeting. In the event the proposed budget is rejected, the budget last ratified by the Members continues until such time as the Members ratify a subsequent operations budget approved by the Advisory Committee. Otherwise, regular meetings of the Members are not required. Meetings of the Members may be called by the Manager and shall be called by the Manager upon the request of Members holding ten percent or more of the Units.

         Section 7.2 Notice of Meetings. Written or printed notice stating the place, day and hour of the meeting, and the purposes for which the meeting is called, shall be delivered not less than ten nor more than 60 days before the date of the meeting, whether an annual or special meeting, either personally or by mail, private carrier, electronic mail (e-mail), electronically transmitted facsimile or other form of wire or wireless communication, by or at the direction of the Manager or persons calling the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given and effective when deposited in the United States mail, addressed to the Member at his address as it appears on the books and records of the Company, with postage thereon prepaid. If notice is given other than by mail, the notice is given and effective on the date received by the Member. If requested by the person or persons lawfully calling such meeting, notice thereof shall be at Company expense. In order to be entitled to receive notice of any meeting, a Member shall advise the Company in writing of any change in such Member's mailing address as shown on the Company's books and records.

         Section 7.3 Attendance at Meeting. A Member may attend a meeting by telephone or other means by which each Member can simultaneously communicate with each other Member.

         Section 7.4 Waiver of Notice. A waiver of notice of a meeting in writing signed by the person entitled to such notice, whether before, at or after the time stated herein, shall be equivalent to the giving of such notice.

         Section 7.5 Quorum. Members holding a majority of the Units, represented in person or by proxy, shall constitute a quorum at a meeting of the Members. If less than a majority of the Units are represented at a meeting, the Members holding a majority of the Units so represented may adjourn the meeting from time to time without further notice, for a period not to exceed 120 days for any one adjournment. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, unless the meeting is adjourned and a new record date is set for the adjourned meeting. If a quorum exists, action on a matter is approved by Majority Vote of the Units present, unless a greater number of affirmative votes is required by law, the Articles of Organization or this Agreement.

         Section 7.6 Proxies and Attendance. At all meetings of Members, a Member may vote by proxy executed in writing by the Member or his duly authorized attorney in fact. Such proxy shall be filed with any Manager of the Company before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. If approved by the Manager, Members may also attend a meeting by telephone provided each Member can hear and speak to each other Member.

         Section 7.7 Informal Action by Members. Any action required to be taken at a meeting of the Members, or any other action which may be taken at a meeting of the Members, may be taken without a meeting if a consent (or counterparts thereof) in writing, setting forth the action so taken, shall be signed by Members sufficient to carry the action. Such consent shall have the same force and effect as a vote of the Members, and may be stated as such in any articles or document filed with the Secretary of State of Colorado. Action taken under this Section is effective as of the date the last writing necessary to effect the action is received by the Company, unless all the writings specify a different effective date, in which case such specified date shall be the effective date for such action. Any Member who has signed a writing describing and consenting to action taken pursuant to this Section may revoke such consent by a writing signed by the Member describing the action and stating that the Member's prior consent is revoked, if such writing is received by the Company before the effectiveness of the action. If any consent is not signed by every Member, a copy of it shall be mailed or delivered to the Members who have not signed it within 10 days. Failure to give such notice, however, shall not negate or impair the action taken.

         Section 7.8 Powers of Members. The powers of the Members shall include in addition to any powers set forth elsewhere in this Agreement the power to:

                  (i) elect and remove Managers and Members of the Advisory Committee;

                  (ii) amend the Articles of Organization and this Operating Agreement as provided in Article 14;

                  (iii) approve and make all final decisions and determinations regarding any Company expenditure which is not in furtherance of the Company's purposes or which obligates the Company to do so;

                  (iv) object to all decisions and determinations regarding the Company paying to a Committee Member or any Member compensation for services rendered to the Company in the manner provided herein. Such compensation shall be treated as expenses of the Company and shall not be deemed to constitute distributions to the recipient of any profit, loss or capital of the Company;

                  (v) approve the sale, exchange or other disposition of all or substantially all of the Company's assets or business other than in the ordinary course of business as provided herein or to terminate or cease all or any substantial portion of the Company's business.

         Section 7.9 Other Business Pursuits of Member. Subject to any other more specific provision of this Agreement, and in particular to the delegation of duties to the Manager in Sections 6.5 and 6.6, no Member may engage in any activity which pertains to the use, ownership or leasing of the Residences or providing Residence services. Otherwise, any Member or any partner, member, owner, officer, director, employee, shareholder or other person holding a legal and beneficial interest in a Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others and neither the Company nor any other Member shall have a right by virtue of this Agreement in or to such independent ventures or to the income or gain derived therefrom.

         Section 7.10 Transactions Between a Member and the Company. Except as otherwise provided by applicable law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member or a Manager. Except as arising under
Section 4.6, the Company shall not make loans to officers, Managers or Members without approval of the Advisory Committee.

         Section 7.11 Limitation of Liability of Members and Manager. No Member or agent of the Company shall be liable under a judgment, decree or order of a court, or in any other manner, for the debts, liabilities, or obligations of the Company. A Member or agent shall have no liability to any other Member or the Company when acting pursuant to authority granted pursuant to the Articles of Organization or this Operating Agreement except to the extent such Member's or agent's acts or omissions constituted willful misconduct or gross negligence. A Member shall be liable to the Company for any difference between the Capital Contribution actually paid in and the amount promised by the Member as stated in this Operating Agreement, a signature page to this Agreement, a subscription agreement or any writing signed by the Member.

                                   ARTICLE 8

                        EXCLUSIVE USE OF THE RESIDENCES

         Section 8.1 Exclusive Use of the Residences. All use and occupancy of the Residences is subject to and conditioned upon a Member's compliance with the terms and conditions of this Agreement, including the timely payment of Operating Contributions. For each Unit owned, a Member shall have the right to select and use (a) the Main Residence for two Exclusive Weeks, and (b) the Carriage House Residence for two Exclusive Weeks; in accordance with the rules for making such selections set forth herein.

         Section 8.2 General Selection Procedure. The Manager will distribute selection forms to Members for reserving the Residences together with the annual delivery of Residence Calendars. Each Member's Selection Number will be noted on the forms provided for selection of Exclusive Weeks. The Manager shall adopt and publish a policy for acceptable methods for delivery of selection forms and for delivery of confirmation notices, including without limitation, by electronic or other worldwide web-based system, if implemented. No selection shall be binding on the Manager until the Manager provides written confirmation to the requesting Member.

                  (i) If applicable, each Member shall annually notify the Manager of the Member's Designee who carries the responsibility of submitting all selection forms to the Manager's offices in a timely manner to secure such Member's priority booking. It is the Member's responsibility to properly complete and timely deliver the selection form to preserve his or her priority rights under the rotational selection system. No guarantee can be made that each Member will be able to secure his or her first stated choices.

                  (ii) Members shall complete and return their reservation requests for all four (4) Exclusive Weeks to the Manager for receipt no later than the end of the selection period noted on the Residence Calendar. If a Member's selection forms are received after the end of the selection period, they will be handled on a first-come, first-served basis after all Exclusive Week reservation forms received in a timely manner have been processed.

         Section 8.3 Priority Confirmation of Exclusive Weeks. Upon admission as a Member, each Member will be designated a "Selection Number" between 1 and 25, for each Unit owned by the Member, which number shall be permanently attached to each Unit. After the close of the selection period, the Manager will begin booking each Member's four requested Exclusive Weeks by utilizing a rotational selection system over four rounds. Priority selections for the two Exclusive Weeks in the Main Residence occur in two rounds with each round using a reversed priority. For example, in Year 1, the Member with Selection Number "1" will have the highest priority in the first Main Residence selection round, but the same Member will have the lowest priority in the second Main Residence selection round. This same reversed priority system applies to the third and fourth rounds when two Exclusive Weeks in the Carriage House Residence are selected. In Year 2, and following each subsequent year thereafter, the Selection Numbers will be rotated so that Members will have a different priority in the first Main Residence selection round, and an equivalent reverse priority in the second Main Residence selection round. A Member owning more than one Unit may use his or her multiple Selection Numbers in a single round to request consecutive Exclusive Weeks in a Residence by asking the Manager to reserve certain consecutive Exclusive Weeks during the Member's highest priority Selection Number in a round and by foregoing the equivalent number of other Selection Numbers held in that round. The Member may not, however, request reservations for both those Exclusive Weeks that include Christmas Day and New Years' Day during the first Main Residence selection round or during the first Carriage House Residence selection round. The initial twenty-five years of the rotational selection system is illustrated in Exhibit A attached hereto.

         Section 8.4 Leasing of Residences. If a Member is unable to use any of his or her confirmed Exclusive Weeks, the Member may notify the Manager of the leasing opportunity for such periods. The Manager is appointed as the exclusive leasing agent on behalf of and for the account of the Members. The Manager shall be responsible for the management and marketing of the Residences leasing program. The Member unable to use his or her Exclusive Weeks shall remain responsible for payment of Operating Contributions under this Agreement, and shall also be entitled to 4.3(iii), as provided herein. This Section does not restrict a Member from permitting his or her Unaccompanied Guests to use a Residence during a confirmed Exclusive Week in accordance with this Agreement.

         Section 8.5 Internal Trades and External Exchanges. Members may trade their confirmed Exclusive Weeks with other Members. Trades should be arranged directly between Members, with written notice provided to the Manager. The Company may endorse, but has not at this time endorsed, an external exchange program. Until the Company approves, by a Majority Vote of the Units, a binding Exchange Agreement, which provides acceptable terms to the Company and the Members, the Manager shall not honor or recognize the external exchanges made by Members. This Section does not restrict a Member from permitting his or her Unaccompanied Guests (including those guests for which the Member has received other accommodations through an informal direct trade) to use a Residence during a confirmed Exclusive Week in accordance with this Agreement.

         Section 8.6 No Carry Forward of Use Rights. If, for whatever reason, a Member, members of his or her family, his or her guests or Unaccompanied Guests do not use all of the Exclusive Weeks that such Member is entitled to reserve or use in a particular Residence Calendar year, the unused time cannot be accumulated and carried forward for future use of the Residences, and such Member shall remain responsible for complying with all of the provisions of this Agreement, including but not limited to the payment of all Operating Contributions and other amounts levied by the Manager.

         Section 8.7 Reservation Rules or Procedures. The procedures in this
Article 8 may be supplemented with such schedules, conditions, restrictions and limitations as are deemed necessary or desirable by the Manager to implement the selection and use program set forth in this Agreement. The Manager may from time to time, without the consent of the Members or their creditors, adopt rules or procedures to implement the selection and use program, including one or more of the following features, by way of enumeration and without limitation, provided such rules do not reduce the use or occupancy rights available to Members in
Section 8.1:

                  (i) Commencement dates of Exclusive Weeks, and check-in and check-out procedures, including without limitation, procedures regarding the arrival of Unaccompanied Guests.

                  (ii) A schedule of fees attributable to the daily use and occupancy of the Member, his or her family and guests and Unaccompanied Guests ("Use Fees"), including without limitation, (a) housekeeping expenses, (b) incidental charges, such as long distance telephone charges, groceries or sundries, (c) extraordinary repairs, replacement costs or damage charges caused by the Member, his or her family or guests or Unaccompanied Guests, and (d) fees for optional third party services or products made available to Members and guests at the Carriage House Inn through the Company.

                  (iii) Terms and procedures for leasing or renting Exclusive Weeks unused by Members or their Unaccompanied Guests.

                  (iv) Restrictions on use and occupancy of an Exclusive Week if a Member is not current on Operating Contributions or is otherwise in violation of the provisions of this Agreement.

                  (v) Short term reservation system for otherwise unselected Exclusive Weeks, or portions thereof, including a schedule of fees to be separately charged to Members who use a portion of an Exclusive Week or who use an Exclusive Week on a short-term reservation basis, to cover the additional expenses of such use, including but not limited to, additional administrative and operational expenses.

                  (vi) Such other conditions, restrictions and limitations as the Manager shall deem necessary under the circumstances to assure a manageable and fair system.

         Section 8.8 Member Folios. The Manager may establish a "Member Folio" to track billing and payments of Use Fees, and other charges, fines, penalties or costs chargeable to each Member or his or her Unaccompanied Guests but not included in Operating Contributions. The inviting Member shall be charged all Use Fees attributable to the stay of an Unaccompanied Guest unless other payment arrangements have been made in advance by the inviting Member. At the Manager's request and option, a Member will supply a credit or debit card to place on file with the Member's Folio and provide authorization to the Manager to bill Use Fees and other amounts to such card upon reasonable and consistently applied payment terms.

         Section 8.9 Special Remedies. In addition to all remedies provided to the Manager in this Agreement or in the Management Agreement, the Manager shall also have the following special remedies with respect to any Member who fails to pay the Operating Contribution, the Use Fees or is otherwise in default of any provision of this Agreement:

                  (i) In the event any Member fails to vacate a Residence after the end of a confirmed Exclusive Week or otherwise uses or occupies or prevents another Member from using or occupying a Residence during a confirmed Exclusive Week, that Member shall be in default hereunder and shall be subject to immediate removal, eviction or ejection from the Residence wrongfully occupied in accordance with applicable law; and shall pay to the Member entitled to use the Residence during such wrongful occupancy, as liquidated damages for the wrongful use of the Residence, a sum equal to two hundred percent (200%) of the estimated expense of providing the arriving Member with equivalent lodging and amenities, as determined by the Manager in its sole discretion, for each day or portion thereof including the day of surrender during which the Member wrongfully occupies a Residence, plus all costs and expenses incurred, including attorneys' fees, which amounts may be collected by the Manager in the manner provided for herein.

                  (ii) The Manager may withhold use or possession of the Member's Residence during any confirmed Exclusive Week, prohibit the Member from making any selection pursuant to the selection system, and upon notice, cancel any selection previously made by the Member and rent any Exclusive Week to which such Member is entitled.

         Section 8.10 Use of Other Company Property. Subject to continued compliance with this Agreement, including without limitation, payment of Operating Contributions, Members shall have the following additional rights, privileges and benefits:

                  (i) While staying in a Residence, each Member has nonexclusive rights to use those physical on-site amenities and services shared with guests of the Carriage House Inn, such as the heated pool and sauna, the landscaped grounds and flower gardens, and the West End Room located in the Carriage House Inn.

                  (ii) While staying in a Residence, each Member shall have the private use of a Company vehicle, subject to insurance and licensing restrictions, along with shared use of various other transportation devices, such as mountain bikes, as the Company may own from time to time.

                  (iii) Each Member shall be assigned at least two permanent storage spaces for personal items and a permanent safety deposit box in the vault of the Main Residence.

                  (iv) Members may reserve rooms at the Carriage House Inn, with discounted rates set by the Manager from time to time in accordance with annual budget assumptions.

The foregoing list is not exhaustive of the additional rights, privileges or benefits that Members may institute, upon a Majority Vote of the Units, with respect to Other Company Property or with respect to the construction or acquisition of Other Company Property.

                                   ARTICLE 9

                CAPITAL ACCOUNTS, ALLOCATIONS AND DISTRIBUTIONS

         Section 9.1 Maintenance of Capital Accounts. A Capital Account shall be established and maintained for each Member. Capital Accounts shall be established and maintained in accordance with applicable Treasury Regulations, and in particular the regulations under Code Section 704. Each Member's Capital
Account:

                  (i) shall be increased by (a) the amount of money contributed by that Member to the Company, (b) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (c) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treas. Reg. Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treas. Reg. Section 1.704-1(b)(4)(i), and

                  (ii) shall be decreased by (a) the amount of money distributed to that Member by the Company, (b) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), (c) allocations to that Member of expenditures of the Company described in
         Section 705(a)(2)(B) of the Code, and (iv) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treas. Reg. Section 1.704-l(b)(2)(iv)(g), but excluding items described in clause (c) above and loss or deduction described in Treas. Reg. Section 1.704-1(b)(4)(i) or Section 1.704-1(b)(4)(iii).

         The Members' Capital Accounts also shall be maintained and adjusted as permitted by the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treas. Reg. Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. Section 1.704-1(b)(2)(iv)(g). A Member who has more than one Unit shall have a single Capital Account that reflects all his Units regardless of the time or manner in which those Units were acquired. On the transfer of all or part of a Unit, the Capital Account of the transferor that is attributable to the transferred Unit or part thereof shall carry over to the transferee Member in accordance with the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv)(l).

         In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal in come tax purposes and its initial value upon contribution.

         Section 9.2 Amount of Distributions. Except as provided in Section 4.3(iii), distributions shall be made to the Members in accordance with the number of Units held by each. Notwithstanding the foregoing, as provided in
Article 4, if at any time there exists outstanding Demand Loans from the Lending Members to the Defaulting Member, the amount which would otherwise be distributed to the Defaulting Member shall be distributed to the Lending Members in proportion to the balances of their Demand Loans in payment thereof until they have been paid in full. Such distributions, however, shall be charged against the Capital Accounts of the Defaulting Member and treated as made to the Defaulting Member for Company accounting purposes.

         Section 9.3 Income Allocation for Tax Purposes. The Income and Loss of the Company shall be accounted for separately with respect to the Residences ("Residence Income" and "Residence Loss") and the activities of the Company in connection with the rental of lodging units (the "Lodging Income" and "Lodging Loss"). Lodging Income and Lodging Loss shall be allocated to the Members in accordance with the number of Units held by each. Each Member shall be allocated net Residence Income equal to the gross amount received by the Company with respect to the Member's Exclusive Weeks for which the Main Residence or Carriage House Residence, as the case may be, is rented by the Company less that portion of the expenses, including any depreciation, attribute to the rental the Main Residence or Carriage House Residence during the Member's Exclusive Weeks as determined by the Manager. The Manager shall make appropriate further allocations to account for the differences in the operational costs and other items between the Main Residence and the Carriage House Residence. In making the allocations of Income and Loss, the Company shall follow the rules in Exhibit B, "Regulatory Allocations.

         Section 9.4 Timing of Allocations and Distributions.

                  (i) Distributions shall be considered and made by the Manager annually in the month of December, in accordance with this Article. Distributions shall be made to the extent of available cash after consideration of the needs of the Company's business and provision for adequate reserves as determined by the Manager.

                  (ii) If any Unit is transferred, issued or redeemed during any month, every item of Company income, gain, loss, deduction and credit for the fiscal year shall be divided and allocated between the Member and transferee before and after such event based upon the Member's and transferee's respective proportionate interests. In making such allocation, the Manager may employ any reasonable method including an interim closing of the books or a proportionate daily allocation.

                  (iii) No distribution shall be made in violation of law or if the distribution would cause the Company to be unable to pay its debts as they become due in the usual course of business or cause the total assets of the Company to be less than the sum of its liabilities.

         Section 9.5 Distribution in Kind. A Member shall have no right to demand and receive any distribution from the Company in any form other than cash. The Manager, in its discretion but subject to the limitations in the Act, the Articles of Organization and this Operating Agreement, may cause the Company to distribute some portion or all of its assets in kind; provided however, that no Member may be compelled to accept a distribution of an asset in kind from the Company to the extent that the percentage of the asset distributed to it exceeds a percentage of that asset which is equal to the percentage in which it shares in distributions from the Company.

         Section 9.6 Limitations on Distribution. A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Members on account of their Capital Contributions would exceed the fair value of the Company's assets.

                                   ARTICLE 10

                         FISCAL YEAR, BOOKS AND RECORDS

         Section 10.1 Inspection. All documents required to be maintained at the Company's principal office, as well as true and full information regarding the state of the Company's business, financial condition and other information regarding the affairs of the Company as is fair and reasonable, shall be made available upon reasonable prior notice during ordinary business hours for inspection and copying at the reasonable request and expense of any Member.

         Section 10.2 Fiscal Year. This fiscal year of the Company shall commence April 1 and end on March 31.

         Section 10.3 Accounting. The Company's books and records shall be maintained using such proper accounting methods as the Manager shall determine, consistently applied. Subject to the direction of the Advisory Committee, the Company's accountant shall be the final authority with regard to any accounting questions that may arise during the course of the business of the Company. The accountant shall be selected by the Manager subject to approval by the Advisory Committee.

         Section 10.4 Reports. As soon as practicable after the close of each fiscal year, the Manager shall deliver to each person who was a Member or a transferee at any time during the prior Fiscal Year, a true and correct copy of a balance sheet and profit and loss statement of the Company for such year, all tax information relating to the Company which is necessary for the preparation of such person's federal, state and local income tax returns, and any other information regarding the Company and its operations during the prior fiscal year as determined by the Manager.

                                   ARTICLE 11

                                  TAX MATTERS

         Section 11.1 Tax Matters Manager. The sole Manager or, if more than one, the Manager designated by the Managers, shall be the "tax matters partner" for purposes of federal and state income tax matters. The Manager shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. To the extent provided in Code Sections 6221 through 6231, the Manager shall represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and the Members in their capacity as Members, and shall file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise to affect the rights of the Company and the Members.

         Section 11.2 Basis Adjustment on Transfers of Units. Upon the event of a transfer by the Initial Member to any new Member, if determined to be advantageous by the Company's accountants and attorneys, the Company shall elect pursuant to Code Section 754 to adjust the basis of the Company Property. If any Member transfers all or part of its Units, any basis adjustment from such transfer, whether made under Code Section 754 or otherwise, shall be allocated solely to the transferee.

         Section 11.3 Company Tax Elections. The Manager shall have the power to make, or refrain from making, any and all elections for federal, state and local tax purposes including, without limitation, any election to extend the statute of limitations for assessment of tax deficiencies against Members with respect to adjustments to the Company's federal, state or local tax returns.

                                   ARTICLE 12

                                   TRANSFERS

         Section 12.1 General. The "transfer" of a Unit and words of a similar import shall mean the voluntary transfer, alienation, sale, exchange or other disposition of all of a Member's Unit, and the involuntary transfer of a Unit, by operation of law or otherwise, including without limitation, a transfer caused by bankruptcy, foreclosure and judicial sale.

         Section 12.2 Requirements for Voluntary Transfer. Subject to any restrictions on transferability required by law or contained in this Agreement, a Member may voluntarily transfer his Unit only in accordance with the following conditions:

                  (i) The transfer is not in violation of any restrictions on transfer contained in any agreement to which the Company is a party.

                  (ii) If the transfer is for value, the right of first refusal contained in Section 12.5 shall not have been exercised. If the transfer is gratuitous, it is to a Permitted Transferee.

                  (iii) The transferor and transferee file with the Company a duly executed and written instrument of transfer approved by the Manager.

                  (iv) The transferor delivers to the Company, if required by the Manager, an unqualified opinion of counsel in form and substance satisfactory to counsel designated by the Manager that neither the transfer nor any offering in connection therewith violates any provision of any federal or state securities law.

                  (v) The transferor and transferee execute, acknowledge and deliver such additional instruments as the Manager deems necessary or desirable.

                  (vi) Counsel designated by the Manager has determined that such transfer will not violate any provision of federal or state securities laws and will not result in material adverse consequences to the Company or any Member due to the termination of the Company within the meaning of Section 708(b) of the Code.

                  (vii) A fee is paid to the Company sufficient to cover all expenses connected with the transfer.

         Section 12.3 Involuntary Transfers. Upon the involuntary transfer by a Member ("Transferring Member") of his Unit by way of adjudication of reorganization, foreclosure, judicial sale, bankruptcy, receivership or insolvency, the trustee, creditor or receiver of the Transferring Member shall succeed to the rights of the Transferring Member as an assignee as provided by Colorado law. The trustee, creditor or receiver shall notify the Manager of the involuntary transfer, the name of the Member involuntarily transferring his Units, and the name and address of the transferee. The Company may request execution and acknowledgment of other instruments by the transferee, as the Manager deems necessary and desirable, and may request payment of a transfer fee to cover all expenses connected with the transfer.

         Section 12.4 Effect of Transfer. The transfer by a Member of his Unit shall become effective on the first day of the month following either (i) satisfaction of the requirements set forth in Section 12.2 if the transfer was voluntary or (ii) the date of the transfer, if involuntary. A transferee shall be entitled to the allocations and distributions with regard to a Unit only as of the effective date. A transfer of a Unit shall not entitle the assignee to become or exercise any of the rights of a Member. Upon a valid transfer of a Unit in compliance with Section 12.2, the transferee shall become a Member and shall be entitled to exercise any of the rights of a Member including the right to name a Member Designee. A transfer of a Unit shall entitle the transferee to receive, to the extent transferred or assigned, only the distributions to which the transferor or assignor would be entitled. A Member who voluntarily or involuntarily transfers all of his Units shall cease to be a Member upon the date of the transfer.

         Section 12.5 Right of First Refusal to Purchase Units to be Voluntarily Transferred. A Member ("Selling Member") proposing to transfer all or any interest in his Unit for value may do so only pursuant to a bona fide written offer to purchase. This right of first refusal shall have an initial term of three (3) years and may be renewed for successive terms as determined by the Members, upon a Majority Vote of the Units prior to the expiration of the term, as renewed. During the initial term, if the Selling Member desires to sell his Unit pursuant to such an offer, he shall give the Company and the Initial Member notice that shall contain a description of all of the material terms and conditions of the offer and a copy of it. The Initial Member shall then have a period of 15 days to determine whether to purchase the Selling Member's Unit upon the terms and conditions contained in the offer to purchase and to give notice to the Company and the Selling Member of its election to do so. If the Initial Member elects to purchase the Selling Member's Unit, it shall consummate the transaction as if it were the party making the purchase offer, but in no event shall the closing date be required to occur earlier than 30 days following the date of the Initial Member's notification to the Selling Member of its determination to purchase the Selling Member's Unit. If the Initial Member fails to give timely notice of its election to purchase the Selling Member's Unit, the Company shall then have a period of 15 days following the expiration of the Initial Member's time period for making the purchase election to determine whether to purchase the Selling Member's Unit upon the terms and conditions contained in the offer to purchase and to give notice to the Selling Member of its election to do so. The Advisory Committee, in its sole discretion, shall make the decision for the Company upon a Majority Vote of the Advisory Committee. If the Company elects to purchase the Selling Member's Unit, it shall consummate the transaction as if it were the party making the purchase offer, but in no event shall the closing date be required to occur earlier than 30 days following the date of the Company's notification to the Selling Member of its determination to purchase the Selling Member's Unit. If the Company fails to give notice of the exercise of their right of first refusal within such 15-day period, the Selling Member shall be free to transfer his Unit, but only in accordance with the offer. The Selling Member shall not otherwise transfer his Unit for value without complying with the provisions of this Section. After the initial term, the right of first refusal shall be held solely by the Company and not by the Initial Member.

         Section 12.6 Option to Purchase Units Involuntarily Transferred. During the period commencing on the date of an involuntary transfer as described in
Section 12.3 and ending on the date 60 days following the date the Company was given notice of such involuntary transfer, the Company shall have the option, exercisable in the discretion of the Advisory Committee, upon a Majority Vote of the Advisory Committee, to purchase the Units involuntarily transferred. The Company's option shall be exercised by giving notice to the transferee within the option period. The purchase price for such Unit shall be equal to such Unit's liquidation value. The liquidation value of each Unit shall be the amount which would be distributed with respect to such Unit upon liquidation of the Company (taking into account Company liabilities) determined as if the business and assets of the Company were valued at fair market value. For this purpose, if the parties cannot agree on the fair market value of the Company's business and assets, it shall be determined by appraisal as provided below. If the option is exercised, the closing for the purchase and sale of the Unit shall take place at the offices of the Company on a date designated by the Company by notice to the transferee which date is within 90 days after the date of exercise of the option. At such closing, the transferee shall execute such instruments and documents as the purchaser may determine to be necessary or desirable to convey the transferee's Unit and the Company shall deliver the purchase price. The purchase price shall be paid 20% in collected funds at closing and the balance by delivery of the Company's promissory note amortizing the balance over five equal annual installments of principal and interest at the mid-term applicable federal rate. The promissory note shall be secured by a perfected security interest in the transferred Unit. If the value of the Company is to be determined by appraisal, each party shall select within 30 days of the event triggering the purchase a disinterested appraiser who is qualified and experienced to appraise the Company's business and assets. Both appraisers shall determine the value and the value shall be equal to the average of the appraisals. However, if a party fails to timely designate an appraiser, the value shall be determined by the single designated appraiser. The appraisal process shall be conducted with reasonable diligence and disputes concerning the valuation process shall be submitted binding arbitration in accordance with the rules of the American Arbitration Association.

         Section 12.7 Consent for Substitution and Admission of Members. The Members hereby consent to any substitution of one or more Members pursuant to a transfer of Units and admission of new Members made in accordance with the provisions of this Agreement.

         Section 12.8 Involuntary Purchase.

                  (i) Because an interest in the Company represents not only an economic interest but also a right to use Company Property and the Residences, each Member agrees to sell his Units to the Company, including his exclusive right to the use and occupancy of the Residences, when the Members by a Two-Thirds Vote of the Units have determined that the continued membership by such Member is detrimental to the interests of the other Members and Company as a whole. It is contemplated that the right reserved by the Company to purchase the Unit of a Member will be exercised only in rare and extraordinary cases such as abusive behavior of the Member or the Member's Designee toward the staff; use of Company facilities to commit criminal acts or the commission of criminal acts on Company Property and facilities; or repeated failure of the Member to make when due any additional Capital Contributions. Any three Members may demand that a vote be taken among the Members to cause the Company to purchase the Unit of a Member (the "Excluded Member") by giving notice (the "Sale Notice") to the Excluded Member and all other Members. The Manager shall call for the vote at a meeting or by action in lieu of a meeting to occur not less than 30 nor more than 60 days after the Sale Notice shall have been given. The date of the meeting at which the Members by a Two-Thirds Vote of the Units determine to purchase the Unit, if any, of the Excluded Member or otherwise consent in writing to cause the Company to do so shall be referred to as the "Decision Date."

                  (ii) If the Members vote to cause the Company to purchase the Unit of the Excluded Member, the Company shall then undertake to complete a valuation of the

         Excluded Member's Unit together with the Excluded Member's rights to use the Residences and other membership benefits. The purchase price for the Unit shall be equal to the initial Capital Contribution shown on the Excluded Member's signature page less any unpaid Demand Loan amounts ("Unit Distributable Value").

                  (iii) Closing of the purchase and sale of the Excluded Member's Unit shall take place on a date designated by the Company within 120 days after the Decision Date. At closing, the Excluded Member shall be paid in cash the Unit Distributable Value. Each other Member shall contribute to the Company such Member's proportionate share of the total amount required to complete such purchase as an additional Capital Contribution in the manner set forth in Article 4 following a notice from the Manager. Upon acquisition by the Company of the Selling Member's Unit, the Company shall attempt to find a replacement Member to acquire such Unit. Proceeds received from the issuance of such Unit shall be used to repay the Demand Loans to the Lending Members and then distributed to the Members in proportion to the additional Capital Contributions they made to acquire the Unit of the Excluded Member.

                                   ARTICLE 13

                            DISSOLUTION AND WIND-UP

         Section 13.1 Cessation of Business Operations. Upon termination of the Company under Article 2, the Company shall promptly commence to wind up its affairs and execute a statement of intent to dissolve. Such statement of intent to dissolve shall be executed by the Manager. Upon the filing with the Colorado Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business except insofar as may be necessary for the winding-up of its business, but its separate existence shall continue until Articles of Dissolution have been filed with the Colorado Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

         Section 13.2 Settlement and Distribution. In settling accounts after dissolution, the assets of the Company shall be distributed as follows:

                  (i) to creditors, including Members who are creditors to the extent otherwise permitted by law, in satisfaction of liabilities of the Company; and

                  (ii) to Members in accordance with the positive balances in their Capital Accounts.

         Section 13.3 Termination. Upon completion of the distribution of the Company's Property as provided in this Article, the Company shall be terminated, and the Manager shall cause the filing of the Articles of Dissolution pursuant to the Act and shall take all such other actions as may be necessary to terminate the Company.

         Section 13.4 Claims of the Members. The Members shall look solely to the Company's Property for the return of their Capital Contributions, and if the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member or Manager.

                                   ARTICLE 14

                                   AMENDMENTS

         Section 14.1 Proposal of Amendments. Amendments to the Articles of Organization and this Operating Agreement may be proposed in writing by Members owning at least ten percent of the Units or by the Manager. If requested by the Company, those proposing the amendment must submit with any such proposal an opinion of counsel as to the legality and effect on the Members within ten days after such request. Copies of any amendments proposed pursuant to this Article 14 shall be sent to all the Members.

         Section 14.2 Amendments by Members. A proposed amendment to the Articles of Organization and this Operating Agreement must be approved by the Members, except as expressly permitted herein. It shall be voted upon at a meeting of the Members duly called for the purpose of voting on the amendment and shall be approved by the Members if approved by a Two Thirds Vote of the Units. Upon approval of any amendment, all Members shall be bound by the terms and provisions thereof as if they had so consented.

         Section 14.3 Amendments by Manager. Notwithstanding any other provision of this Agreement, amendments to this Operating Agreement which, in the opinion of counsel to the Company, are necessary to maintain the status of the Company as a tax partnership under federal or state law or for other tax purposes may be made by the Manager without the necessity of a vote of the Members. In addition, the Manager may amend this Operating Agreement to eliminate any obsolete provisions. The Manager may, from time to time, restate the Operating Agreement by reflecting all amendments in a single document without the necessity of obtaining consent of the Members.

                                   ARTICLE 15

                                    NOTICES

         Except as otherwise specifically provided in connection with notices of meetings of the Members, any notice, demand or communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered personally to the party to be notified, upon receipt if sent by facsimile or electronic mail (e-mail) or upon receipt or refusal if sent by United States mail, postage and charges prepaid, certified with return receipt requested and addressed as follows:

                  (i) if to the Company, addressed to the Company's principal office;

                  (ii) if to the Manager, addressed to the Manager in care of the Company; and

                  (iii) if to a Member, addressed to such Member's address for purposes of notice which is contained in the Company's list of its Members. Any Member may change its address or representative to be notified by written notice to the Company.

Delivery by private courier, including, but not limited to an overnight courier such as Federal Express shall be deemed personal delivery.

                                   ARTICLE 16

                        GOVERNING LAW AND INTERPRETATION

         Section 16.1 Governing Law. This Operating Agreement shall be deemed to be made under and shall be construed in accordance with the laws of the State of Colorado.

         Section 16.2 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement shall not be affected and the application of such affected provision shall be enforced to the greatest extent permitted by law.

         Section 16.3 Headings. All section or subsection titles or captions contained in this Operating Agreement are for convenience only and shall not be deemed part of the context of this Operating Agreement.

         Section 16.4 Plurals and Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

         Section 16.5 Time. In computing any period of time pursuant to this Operating Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

                                   ARTICLE 17

                                 MISCELLANEOUS

         Section 17.1 No Third Party Beneficiaries. Except as may be expressly provided for herein, no person or entity not a party hereto shall have any rights or obligations hereunder.

         Section 17.2 Entire Agreement. The Articles of Organization and this Operating Agreement contain the entire understanding between and among the Members and supersede any prior understandings and agreements between and among them respecting the subjects of the Articles of Organization and this Operating Agreement.

         Section 17.3 Counterpart Execution. This Operating Agreement may be executed in counterparts, all of which taken together shall be deemed one original. Each Member shall become bound by this Operating Agreement immediately upon such Member's execution hereof and independently of the execution hereof by any other Member.

         This Operating Agreement is executed as of the date first above mentioned.

                                    INITIAL MEMBER:

                                    NORTH AND SOUTH ASPEN, LLC, a Colorado
                                    limited liability company

                                    By: ________________________________________

                                    MANAGER:

                                    BLOCK 66, LLC, a Colorado limited liability company

                                    By: ________________________________________

                       COUNTERPART SIGNATURE PAGES FOLLOW

                          COUNTERPART SIGNATURE PAGE TO
                                SARDY HOUSE, LLC
                               OPERATING AGREEMENT

                                    MEMBER:

__________________                  __________________________________
Date Signed
                                    __________________________________
                                    __________________________________
                                    Address

                                    __________________________________
                                    Social Security Number (TIN)

                                    __________________________________
                                    Number of Units Subscribed

                                    __________________________________
                                    Initial Contribution

                                    Selection No. ____________________

AGREED AND ACCEPTED:

Sardy House, LLC, a Colorado limited liability company

By: ________________________________

                                    EXHIBIT A

                           Rotational Selection System

                                SARDY HOUSE, LLC
                                    EXHIBIT B
                             REGULATORY ALLOCATIONS

         1. Special Allocations. The following special allocations shall be made in the following order (references to sections are to the Federal Income Tax Regulations):

                  (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f), notwithstanding any other provision of this Section, if there is a net decrease in Minimum Gain (as defined in Section 1.704-2(d)) during any accounting period, each Member shall be specially allocated items of Income for such accounting period (and, if necessary, subsequent accounting periods) in an amount equal to such Member's share of the net decrease in Minimum Gain, determined in accordance with Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Subsection is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) and shall be interpreted consistently therewith.

                  (b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4), notwithstanding any other provision of this Section, if there is a net decrease in Member nonrecourse debt Minimum Gain attributable to Member nonrecourse debt during any accounting period, each Person who has a share of the Member nonrecourse debt Minimum Gain attributable to such Member nonrecourse debt, determined in accordance with Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such accounting period (and, if necessary, subsequent accounting periods) in an amount equal to such Person's share of the net decrease in Member nonrecourse debt Minimum Gain attributable to such Member nonrecourse debt, determined in accordance with Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each such Person pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-(j)(2). This subsection is intended to comply with the Minimum Gain chargeback requirement in Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                  (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in
Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1(b)(2)(ii)(d)(5), or Section
1.704-1(b)(2)(ii)(d)(6), items of Income shall be specially allocated to each such Person in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the adjusted Capital Account deficit of such Person as quickly as possible, provided that an allocation pursuant to this subsection shall be made if and only to the extent that such Person would have an adjusted Capital Account deficit after all other allocations provided for in this section have been tentatively made as if this subsection were not in the Agreement.

                  (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Company accounting period which is in excess of the sum of (i) the amount such Person is obligated to restore (pursuant to the terms of such Person's promissory note, if any, or otherwise), and (ii) the amount such Person is deemed to be obligated to restore pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Person shall be specially allocated items of Income in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subsection shall be made if and only to the extent that such Person would have a deficit Capital Account in excess of such sum after all other allocations provided for in this section have been tentatively made as if this Subsection and Subsection 1(c) hereof were not in the Agreement.

                  (e) Nonrecourse Deductions. Nonrecourse deductions (as defined in Section 1.704-2(c)) for any Company accounting period shall be specially allocated among the Members in proportion to their Units.

                  (f) Member Nonrecourse Deductions. Any nonrecourse deductions for any Company accounting period shall be specially allocated to the Member who bears the economic risk of loss with respect to the nonrecourse debt to which such Member nonrecourse deductions are attributable in accordance with
Section 1.704-2(i)(1).

                  (g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall (to the extent permitted by the Regulations to Code
Section 704(b)) be taken into account as gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of the asset for purposes of computing Income or Loss; otherwise, to the extent not so permitted by the Regulations, such gain or loss shall be specially allocated to the Members in accordance with their Units in the event that Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Section 1.704-1(b)(2)(iv)(m)(4) applies.

         2. Curative Allocations. The allocations set forth in Section 1 hereof (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section. Therefore, notwithstanding any other provision of this Exhibit (other than Section 4 hereof and the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate, so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Person would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section, the Manager shall take into account future Regulatory Allocations under Sections 1(a) and 1(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 1(e) and 1(f).

         3.       Other Allocation Rules.

                  (a) Generally, except as otherwise provided herein, all Income, Loss and all other items allocated to the Members shall be allocated among them in proportion to the Units held by each. In the event that Members are admitted to the Company on different dates during any Company accounting period, except as otherwise provided herein, the Income or Loss allocated to the Members for each such accounting period shall be allocated among the Members in proportion to the number of Units each holds from time to time during such accounting period in accordance with Code Section 706, using any convention permitted by law and selected by the Manager.

                  (b) For purposes of determining the Income, Loss or any other items allocable to any period, Income, Loss, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Manager using any permissible method under Code Section 706 and the Regulations thereunder.

                  (c) The "excess nonrecourse liabilities" of the Company within the meaning of Section 1.752-3(a)(3), for any Company accounting period, shall be specially allocated to and among the Members, in proportion to their number of Units.

         4. Manager's Discretionary Powers. The Members intend to allocate Income and Loss in accordance with their economic interests in the Company while complying with the requirements of Code Sections 704(b) and 752 and the Treasury Regulations promulgated thereunder. If, in the opinion of the Manager, the allocation of Income or Loss pursuant to the preceding provisions of this Section does not (i) satisfy the requirements of Code Sections 704(b) and 752 or the Treasury Regulations thereunder, (ii) comply with any other provisions of the Code or Treasury Regulations or (iii) properly take into account any expenditure made by the Company or the transfer of Units, then notwithstanding anything to the contrary contained in this Agreement, Income and Loss shall be allocated in such manner as the Manager in its sole discretion determines to be required so as to reflect properly items (i), (ii) or (iii), as the case may be, and the Manager shall have the right to amend this Agreement without action by the Members to reflect any such change in the method of allocating Income and Loss; provided, however, that any change in the method of allocating Income or Loss shall not materially alter the economic agreement among the Members.